                                                                      Exhibit 20



                       CHIEF EXECUTIVE OFFICER'S MESSAGE


Dear Shareholder:

          We are pleased with our second quarter results. As the numbers below reflect, second quarter earnings per fully diluted share of $0.38 are a 15.15% increase over the second quarter of 1999. Earnings per share for the first six months of 2000 compared to the first half of 1999 resulted in a 17.4% increase.

          While we are pleased with the financial results, we are also pleased with several strategic accomplishments that will contribute to future earnings. As of May 8, all of the banks in the Century South family are operating under the brand name "Century South Bank." The response to this change, both internally and externally, has been positive beyond our expectations. Century South Payroll Systems continues its growth and now has over 50 clients. In May, newly acquired Lanier National Bank was merged with our Georgia First Bank to form Century South Bank of Northeast Georgia, which significantly increases our presence in the Gainesville, Georgia market.

          It is a credit to the hard work of our entire team that we are able to report earnings growth taking place simultaneously with projects of the magnitude of company-wide branding and the merger of two affiliate banks.

          We appreciate your continued support of our company and welcome your comments and questions.

                                    Sincerely,


                                    Joseph W. Evans
                                    President and
                                    Chief Executive Officer

                  Century South Banks, Inc. and Subsidiaries
               Condensed Consolidated Balance Sheets (Unaudited)

                                                                                 June 30,              June 30,
                                                                                   2000                  1999
                                                                      -------------------------------------------
                                                                                  (amounts in thousands)
Assets
 Cash and due from banks                                                         $   48,420          $   47,237
 Federal funds sold                                                                   3,860              27,110
 Interest-earning deposits in other banks                                             3,267               3,082
 Investment securities                                                              283,491             227,181
 Loans, net of unearned income                                                    1,196,905             966,955
 Allowance for loan losses                                                          (17,448)            (14,598)
 Premises and equipment, net                                                         32,522              30,251
 Other assets                                                                        46,753              33,929
                                                                    -------------------------------------------
 Total assets                                                                    $1,597,770          $1,321,147
                                                                    ===========================================

Liabilities
 Noninterest-bearing deposits                                                    $  168,261          $  153,174
 Interest-bearing deposits                                                        1,143,795             988,375
     Other short-term borrowings                                                     31,910              11,500
    Federal Home Loan Bank advances                                                  87,081              15,553
 Long-term debt                                                                          29                  33
 Other liabilities                                                                   16,780              12,881
                                                                    -------------------------------------------
 Total liabilities                                                                1,447,856           1,181,516
                                                                    -------------------------------------------

Shareholders' Equity
 Common stock                                                                        13,967              13,520
 Additional paid-in capital                                                          46,884              40,205
 Retained earnings                                                                  100,345              88,332
 Unearned compensation-restricted stock awards                                         (628)               (869)
 Common stock in treasury, at cost                                                   (6,122)                  -
 Accumulated other comprehensive income                                              (4,532)             (1,557)
                                                                    -------------------------------------------
 Total shareholders' equity                                                         149,914             139,631
                                                                    -------------------------------------------
 Total liabilities and shareholders' equity                                      $1,597,770          $1,321,147
                                                                    ===========================================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                          Three months ended              Six months ended
                                                               June 30,                        June 30,
                                                            2000            1999           2000            1999
                                                 --------------------------------------------------------------
                                                          (amounts in thousands, except per share data)

    Interest income                                      $33,537         $27,142        $65,191         $53,320
    Interest expense                                      15,320          11,269         29,334          22,082
                                                 --------------------------------------------------------------
    Net interest income                                   18,217          15,873         35,857          31,238
    Provision for loan losses                                662             722          1,345           1,269
    Noninterest income                                     3,529           3,348          6,858           6,620
    Noninterest expense                                   13,293          11,786         26,125          23,689
    Income tax expense                                     2,595           2,161          5,020           4,278
                                                 --------------------------------------------------------------
    Net income                                           $ 5,196         $ 4,552        $10,225         $ 8,622
                                                 ==============================================================

   Weighted average common shares outstanding
      assuming dilution                                   13,842          13,613         13,814          13,622
    Net income per share assuming dilution               $  0.38         $  0.33        $  0.74         $  0.63
    Dividends declared per share                         $  0.13         $  0.12        $  0.26         $  0.24

                                                    CenturySouthbanks
                                                    -----------------
                                                                 Inc.

Executive Officers
--------------------------------------------------------------------------------
William H. Anderson, II                                                 Chairman
James A. Faulkner                                                  Vice Chairman
J. Russell Ivie                                                    Vice Chairman
Joseph W. Evans                                                  President & CEO
Tony E. Collins                                   Executive Vice President & CAO
Stephen W. Doughty                          Executive Vice President, CRMO & CFO
J. Thomas Wiley, Jr.                              Executive Vice President & CBO
E. Max Crook.                                           Executive Vice President
Sidney J. Wooten                                        Executive Vice President

Directors
--------------------------------------------------------------------------------
William H. Anderson, II, Chairman                 Thomas T. Folger, Jr.
James A. Faulkner, Vice Chairman                  Quill O. Healey
J. Russell Ivie, Vice Chairman                    Frank C. Jones
James R. Balkcom, Jr.                             John B. McKibbon, III
William L. Chandler                               E. Paul Stringer
Joseph W. Evans

Affiliates
--------------------------------------------------------------------------------

Century South Bank of Dahlonega                  Century South Bank of Lavonia
60 Main Street West                              10 Silo Lane
Dahlonega, GA  30533                             Lavonia, GA  30553
J. Bronson Lavender, President                   J. Douglas Cleveland, President
706-864-3314                                     706-356-8040

Century South Bank of Ellijay                    Century South Bank of Danielsville
53 Sand Street                                   220 Courthouse Square
Ellijay, GA  30540                               Danielsville, GA  30633
Britt H. Henderson, President                    L. Banister Sexton, President
706-276-3400                                     706-795-2121

Century South Bank of Polk County                Century South Bank of Central Georgia, N.A.
40 Ocoee Street                                  502 Mulberry Street
Copperhill, TN  37317                            Macon, GA  31210
Sidney J. Wooten, Chief Executive Officer        E. Max Crook, Chief Executive Officer
James R. Quintrell, President                    James A. LaHaise, President
423-496-3261                                     912-757-2000

Century South Bank of Northeast Georgia, N.A.    Century South Bank of the Coastal Region, N.A.
455 Jesse Jewell Parkway                         7 East Congress Street
Gainesville, GA  30501                           Savannah, GA  31406
Joseph D. Chipman, President                     Heys E. McMath, III,  President
770-535-8000                                     912-232-3800

Century South Bank of Fannin County, N.A.        Century South Bank of Alabama
480 W. First Street                              402 Main Street
Blue Ridge, GA  30513                            Oxford, AL  36203
Steve M. Eaton, President                        Joel B. Carter, President
706-632-2075                                     256-835-1776

Century South Bank of Dawsonville                Century South Bank of the Carolinas
136 Highway 400 South                            370 North Main Street
Dawsonville, Georgia 30534                       Waynesville, NC  28786
J.Clint Hood, President                          John L. Lewis, President
706-216-5050                                     828-456-9092

                        Financial Highlights (Unaudited)

Selected Balances

-----------------------------------------------------------------------------------------------------------------------
                                                         As of and for six months
                                                              Ended June 30,
                                                            2000                 1999*           Percentage  Change
                                                         -----------------------------------------------------------
                                                                   (amounts in thousands, except per share data)

Loans, net                                                $1,179,457           $  952,357               23.85%
Deposits                                                   1,312,056            1,141,549               14.94
Total assets                                               1,597,770            1,321,147               20.94
Shareholders' equity                                         149,914              139,631                7.36
Net income                                                    10,225                8,622               18.59
Book value per share                                           10.94                10.66                2.63
Net income per share assuming dilution                          0.74                 0.63               17.46
Weighted average common shares outstanding
    assuming dilution                                         13,814               13,622                1.41
Nonperforming loans                                            5,370                4,260               26.06
Other  nonperforming assets                                    3,049                5,174              (41.07)

Financial Ratios
-----------------------------------------------------------------------------------------------------------------------

Return on average assets                                        1.34%                1.35%              (0.74)%
Return on average shareholders' equity                         13.96                12.52               11.50
Net interest margin (taxable equivalent)                        5.08                 5.37               (5.40)
Allowance for loan losses to loans                              1.46                 1.51               (3.31)
Nonperforming assets to total assets                            0.53                 0.71              (25.35)

                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
Stock Information

Century South Banks, Inc. ("CSBI") lists its stock for trading on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol "CSBI." Market price for the quarter ended June 30, 2000:

       Three month high .............................  $  21.75
       Three month low ..............................  $  18.50
       Closing price ................................  $ 19.375
--------------------------------------------------------------------------------
Shareholder Services

Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
       Registrar and Transfer Company
       Attn: Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions

Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
       Registrar and Transfer Company
       Attn:  Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Investor Relations

Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner  Susan J. Anderson                   Joseph W. Evans
Vice Chairman      Senior Vice President,              Corporate President & CEO
(706) 864-3915     Controller, Secretary & Treasurer   (678) 624-1366
                   (678) 624136